FieldPoint Petroleum Begins Drilling Third Horizontal Well Project in Lea County, New Mexico

Cimarex Energy to be Well Operator

AUSTIN, Texas June 25, 2013 /BusinessWire/ - FieldPoint Petroleum Corporation (NYSE/AMEX: FPP) announced today that drilling is well underway on the East Lusk 15 Federal #3 in Lea County, New Mexico. The Company has an operating agreement with Cimarex Energy Co, (NYSE: XEC) www.cimarex.com, to drill this well that will target the Bone Spring formation.

As with the Company’s two other wells on this property, this horizontal well is planned to be drilled vertically to a depth of approximately 9,500 feet, to the Bone Spring formation, and approximately 4,000 to 5,000 feet laterally within the formation to the bottom hole location.  Drilling has currently passed 4,500 feet in the vertical portion.

FieldPoint’s Chairman, Roger Bryant, stated, “Cimarex was able to begin drilling this well ahead of our original schedule.  We are very excited about this project because of the performance of our two existing wells on this property, and because Cimarex Energy is one of the best in the industry at completing wells in the Bone Spring formation.  If this third well is successful, this could lead to drilling a fourth well on this lease during this fiscal year.  This could serve to significantly increase our daily production and proved producing reserve base."

Also, as with wells #1 and #2, FieldPoint will own a 43.75% working interest, Cimarex will own a 37.5% working interest, and other partners will own the remaining 18.75% working interest in the two planned wells.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Roger D. Bryant, Chairman (214)215-9130 or fppc@ix.netcom.com